Filed pursuant to 424(b)(3)

Registration Statement No. 333-274774

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated December 4, 2023)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 548,246 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated December 4, 2023, as supplemented (the “Prospectus”), relating to the to the resale, from time to time of up to 548,246 ordinary shares, $0.0022 par value per share, by Kamea – the United Kibbutz Movement Ltd. (“Kamea”), Holger Schlaefke (“Holger”) and Mauro Vincenzo (“Mauro”). The Ordinary Shares included in this prospectus consist of (i) 487,281 Ordinary Shares that Kamea received pursuant to the conversion of $657,203 of indebtedness into Ordinary Shares, (2) 38,640 Ordinary Shares that Holger received pursuant to the Independent Contractor Engagement, dated August 11, 2023, by and between Holger and SMX Circular Economy Platform Pte. Ltd., and (iii) 22,325 Ordinary Shares that Mauro received pursuant to the Independent Contractor Engagement, dated August 23, 2023, by and between Mauro and SMX Circular Economy Platform Pte. Ltd.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Reports on Form 6-K, which were submitted to the U.S. Securities and Exchange Commission (the “SEC”) on January 4, 2024 and January 12, 2024 (the “Form 6-Ks”). Accordingly, we have attached the Form 6-Ks to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Annual General Meeting

At the Company’s Annual General Meeting of the Shareholders, held on December 21, 2023, the shareholders, amongst other things, passed a proposal to amend the Company’s Equity Incentive Plan (the “Plan”) to increase the total number of ordinary shares of US$0.0022 each in the capital of the Company authorized to be issued to the employees (including executive officers), consultants and non-employee directors under the Plan by 1,500,000 ordinary shares to a total of 1,731,019 Ordinary Shares.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On January 11, 2024, the closing price of our Ordinary Shares was $0.3629.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 18 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 12, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of January 2024

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

On January 3, 2024, SMX (Security Matters) Public Limited Company (the “Company”) received notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), stating that the Nasdaq staff has approved the Company’s application to transfer the listing of its ordinary shares from the Nasdaq Global Market to the Nasdaq Capital Market. The ordinary shares will be transferred to the Nasdaq Capital Market at the opening of business on January 8, 2024.

The ordinary shares will continue to trade under the symbol “SMX,” and trading of the ordinary shares will be unaffected by the transfer. The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market.

As a result, the Company’s previously disclosed outstanding Nasdaq Global Market non-compliance notices are deemed to be resolved as a result of the Company’s transfer to the Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 4, 2024

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of January 2024

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

Exhibit No.	Description

99.1	Press release dated January 12, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 12, 2024

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

Exhibit 99.1

PRESS RELEASE

SMX SECURES US$5 MILLION CONTRACT

WITH R&I FOR NATO SUPPLY CHAIN TRANSPARENCY

NEW YORK, January 12, 2024 – SMX (Security Matters) PLC (NASDAQ:SMX; SMXWW) is pleased to announce a $5 million contract with R&I Trading of New York. This project, spearheaded by the SMX team, will deploy SMX's cutting-edge technology to enhance supply chain transparency with respect to a NATO member state and with the expectation of expanding to further NATO member states

This new agreement with R&I Trading aims to set new standards in brand protection, authentication, ethical sourcing, and origination, specifically for the Fast-Moving Consumer Goods (FMCG) sector, including Beverage and Pharmaceutical industries. SMX's innovative approach will enable NATO member states to ensure the integrity and transparency of their supply chains, reflecting the company's commitment to ethical business practices and technological innovation.

The President of R&I Trading, commented about the collaboration: "We are excited to enter into this agreement with SMX. We believe that their technology is exactly what the industry needs to ensure transparency and security in global supply chains."

SMX's initiative is a testament to its dedication to providing solutions that not only advance its technology, but also promote ethical, sustainable and transparent business practices across industries and international borders.

About SMX:

SMX is a publicly traded company renowned for its pioneering technology in marking, tracking, measuring, and digital platform integration. SMX's solutions are designed to support businesses in their transition to a low-carbon economy, offering end-to-end traceability and quality assurance across various sectors.

For more information, contact:

SMX GENERAL ENQUIRIES

E: info@securitymattersltd.com

Company Website: http://www.smx.tech

SMX | C/O- Arthur Cox, Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland, D04T4A6

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PRESS RELEASE

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Forward-Looking Statements:

The information in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “will,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release may include, for example: matters relating to the Company’s fight against abusive and possibly illegal trading tactics against the Company’s stock; successful launch and implementation of SMX’s joint projects with manufacturers and other supply chain participants of steel, rubber and other materials; changes in SMX’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; SMX’s ability to develop and launch new products and services; SMX’s ability to successfully and efficiently integrate future expansion plans and opportunities; SMX’s ability to grow its business in a cost-effective manner; SMX’s product development timeline and estimated research and development costs; the implementation, market acceptance and success of SMX’s business model; developments and projections relating to SMX’s competitors and industry; and SMX’s approach and goals with respect to technology. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and no obligation is undertaken to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the ability to maintain the listing of the Company’s shares on Nasdaq; changes in applicable laws or regulations; the effects of the COVID-19 pandemic on SMX’s business; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; the risk of downturns and the possibility of rapid change in the highly competitive industry in which SMX operates; the risk that SMX and its current and future collaborators are unable to successfully develop and commercialize SMX’s products or services, or experience significant delays in doing so; the risk that the Company may never achieve or sustain profitability; the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk that the Company experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that SMX is unable to secure or protect its intellectual property; the possibility that SMX may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described in SMX’s filings from time to time with the Securities and Exchange Commission.

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[End of Release]

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SMX | C/O- Arthur Cox, Mespil Business Centre, Mespil House, Sussex Road, Dublin 4, Ireland, D04T4A6

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